                                                       EXHIBIT 99



                                        For further information contact:
                                            Denise J.A. Holck
                                            Assistant Vice President
                                            515/557-7346


Norwest Financial, Inc. Announces 1998 Earnings

                       Key Financial Highlights
                    (Dollar Amounts in Thousands)

For the Year Ended
December 31, 1998                     1998         1997       Change

Total Income                      $2,005,765   $1,728,796      +16%

Net Earnings
(excluding 4th quarter charges)   $  262,531   $  269,450       -3%

Net Earnings                      $  238,604   $  269,450      -11%

Return on
Average Assets                        2.4%          3.2%

Return on
Average Equity                       16.3%         22.3%


At:                                 12/31/98      12/31/97

Finance Receivables Outstanding:

    Consumer Finance              $ 5,218,486   $4,783,471

    Automobile Finance            $ 1,981,816   $1,442,614

    Credit Card                   $   500,616   $  422,435

    Commercial                    $   569,309   $  465,601

        Total Receivables         $ 8,270,227   $7,114,121

Total Assets                      $10,516,207   $9,321,924

Stockholder's Equity              $ 1,565,213   $1,363,790

Debt to Equity                       535%           546%

Des Moines, Iowa, January 20, 1998 - Norwest Financial, Inc. announced today net earnings of $239 million for the year ended December 31, 1998. This represents an 11 percent decrease compared to net earnings of $269 million for the year ended December 31, 1997. On November 2, 1998, Wells Fargo & Company merged with WFC Holding Corporation, a wholly-owned subsidiary of Norwest Corporation. In connection with the merger, Norwest Corporation, the ultimate parent of Norwest Financial, Inc., changed its name to Wells Fargo & Company. In the fourth quarter of 1998, Norwest Financial, Inc. recognized additional write-offs of $37.4 million to realign its write-off policies with other business groups of Wells Fargo & Company. Excluding the fourth quarter charges, net earnings were $262.5 million, a 3% decrease compared to 1997 net earnings.

Excluding the additional fourth quarter write-offs, total
net write-offs improved to 3.51 percent compared to 3.63 percent one year earlier. In the consumer finance portfolio, write-offs were 2.99 percent compared with 3.50 percent for the year-earlier period; credit card write-offs were 4.48 percent compared to 5.16 percent, and commercial
write-offs were .57 percent compared to .61 percent.   Write-
offs in the Company's automobile finance unit were 5.75 percent compared to 5.70 percent one year earlier.

Finance receivables outstanding at December 31, 1998, totaled $8.3 billion, an increase of $1.2 billion compared to receivables outstanding of $7.1 billion one year earlier. Several acquisitions contributed to the increase in net receivables outstanding, including the April acquisition of National Retail Credit Services Limited, a private label revolving sales finance business headquartered in Toronto, Ontario, which added $305 million of receivables at close of sale; and the October portfolio acquisition of $320 million of receivables from SunStar Acceptance Corporation, a division of NationsBank. In addition, Reliable Financial Services, Inc., an automobile financing business headquartered in San Juan, Puerto Rico, was contributed to Norwest Financial, Inc. by its parent company in June. Reliable had $293 million of receivables on the date of contribution.

The Company's average cost of borrowed funds was 6.40 percent, up from 6.37 percent in 1997. Long-term debt outstanding totaled $5.3 billion at December 31, 1998; commercial paper totaled $2.7 billion. Norwest Financial's term-debt securities are rated AA by Duff & Phelps Inc.; AA by Fitch IBCA, Inc.; Aa3 by Moody's Investors Service; A+ by Standard & Poor's Corporation; and, AA+ by Thomson BankWatch, Inc.

Norwest Financial, Inc. is a $10.5 billion financial services company headquartered in Des Moines, Iowa, and a subsidiary of San Francisco-based Wells Fargo & Company.
The Company's principal business is lending to consumers through offices in the United States, Canada, and Puerto Rico. Other business activities include accounts receivable and lease financing, and the sale of information and data processing computer services to the finance industry. In addition to its own consumer finance operations, Norwest Financial, Inc. also manages Island Finance, a consumer finance company headquartered in San Juan, Puerto Rico, with $890 million in consumer finance receivables in Puerto Rico, Panama, the Netherland Antilles, the U.S. Virgin Islands, Aruba, and Costa Rica.